Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Ralph Finkenbrink	NASDAQ: NICK
Nicholas Financial, Inc.		Sr. Vice President, CFO	Web site: www.nicholasfinancial.com
Corporate Headquarters		Ph # - 727-726-0763

2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759

Nicholas Financial Reports Results for the

1st Quarter Ended June 30, 2008

July 31, 2008 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that net income decreased 44% to $1,558,000 for the three months ended June 30, 2008 as compared to $2,784,000 for the three months ended June 30, 2007. Diluted earnings per share decreased 44% to $0.15 for the three months ended June 30, 2008 as compared to $0.27 for the three months ended June 30, 2007. Revenue increased 8% to $13,119,000 for the three months ended June 30, 2008 as compared to $12,170,000 for the three months ended June 30, 2007.

According to Peter L. Vosotas, Founder and CEO, the Company’s performance during the first quarter reflects a continuation of economic weakness first recognized by the Company approximately one year ago. Higher gasoline prices, food prices and other inflationary pressures associated with the rising price of oil have significantly contributed to additional economic weakness, which was first felt by the downturn in the housing market. The Company’s strategy is to continue evaluating potential new markets, increase its market share in existing markets, and determine if the profitability metrics of certain branch locations are meeting Company standards.

Founded in 1985, with assets of $195,512,000 as of June 30, 2008, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 47 branch locations in both the Southeast and the Mid-West States. The Company has approximately 10,200,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including competitive factors, the management of growth, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2008. Such statements are based on the beliefs of the Company’s management as well as assumptions made by, and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three months ended June 30,
	2008	2007
Revenue:
Interest income on finance receivables	$13,104	$12,148
Sales	15	22

	13,119	12,170
Expenses:
Operating	5,816	4,885
Provision for credit losses	3,435	1,197
Interest expense	1,409	1,589

	10,660	7,671

Operating income before income taxes	2,459	4,499
Income tax expense	901	1,715

Net income	$1,558	$2,784

Earnings per share:
Basic	$0.15	$0.28

Diluted	$0.15	$0.27

Weighted average shares	10,187,000	10,000,000

Weighted average shares and assumed dilution	10,393,000	10,352,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30, 2008	March 31, 2008
Cash	$2,139	$2,298
Finance receivables, net	185,451	179,043
Other assets	7,922	8,497

Total assets	$195,512	$189,838

Line of credit	$103,775	$99,937
Other liabilities	10,079	11,325

Total liabilities	113,854	111,262
Shareholders’ equity	81,658	78,576

Total liabilities and shareholders’ equity	$195,512	$189,838

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	Three months ended June 30,
Portfolio Summary	2008	2007
Average finance receivables, net of unearned interest (1)	$203,328,823	$186,493,399

Average indebtedness (2)	$101,856,230	$94,006,134

Finance revenue (3)	$13,103,966	$12,148,489
Interest expense	1,409,336	1,588,608

Net finance revenue	$11,694,630	$10,559,881

Weighted average contractual rate (4)	24.28%	24.17%

Average cost of borrowed funds (2)	5.53%	6.76%

Gross portfolio yield (5)	25.78%	26.06%
Interest expense as a percentage of average finance receivables, net of unearned interest	2.77%	3.41%
Provision for credit losses as a percentage of average finance receivables, net of unearned interest	6.76%	2.57%

Net portfolio yield (5)	16.25%	20.08%
Operating expenses as a percentage of average finance receivables, net of unearned interest (6)	11.04%	10.36%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	5.21%	9.72%

Write-off to liquidation (8)	11.24%	7.20%
Net charge-off percentage (9)	9.39%	6.59%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Finance revenue does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.
(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all Contracts purchased and direct loans originated during the period.
(5)	Gross portfolio yield represents finance revenues as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents finance revenue minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(6)	Operating expenses represent total expenses, less interest expense, the provision for credit losses and operating costs associated with NDS.
(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to Contracts and under its direct loan program:

	June 30,
	2008		2007
Contracts
Gross balance outstanding	$282,828,447		$250,450,750

Delinquencies
30 to 59 days	$7,066,773	2.50%	$5,005,607	2.00%
60 to 89 days	2,734,258	0.97%	1,857,560	0.74%
90 + days	1,106,775	0.39%	615,176	0.25%

Total delinquencies	$10,907,806	3.86%	$7,478,343	2.99%

Direct Loans
Gross balance outstanding	$9,275,896		$10,315,193

Delinquencies
30 to 59 days	$123,548	1.33%	$98,820	0.96%
60 to 89 days	61,820	0.67%	65,710	0.64%
90 + days	44,009	0.47%	41,762	0.40%

Total delinquencies	$229,377	2.47%	$206,292	2.00%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended June 30,
Contracts	2008	2007
Purchases	$33,324,451	$27,967,503
Weighted APR	24.19%	24.07%
Average discount	8.87%	8.21%
Weighted average term (months)	49	47
Average loan	$9,554	$9,298
Number of contracts	3,488	3,008

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